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                                                                     Exhibit 5.1

                                  Opinion of
                      Housley Kantarian & Bronstein, P.C.


                                April 28, 1997

Board of Directors
Commercial Federal Corporation
2120 South 72nd Street
Omaha, Nebraska 68124

        Re:  Registration Statement on Form S-3

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 filed by Commercial Federal Corporation, Inc. (the "Company") and CFC Preferred Trust ("CFC Trust") with the Securities and Exchange Commission on January 30, 1997 relating to a public offering by CFC Trust of up to 1,800,000 __% Cumulative Preferred Securities (the "Preferred Securities"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that the Junior Subordinated Debentures, when issued and paid for as contemplated by the Registration Statement, will be validly issued obligations of the Company enforceable in accordance with their terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

        Capitalized terms used herein shall have the definitions given to such terms in the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

                                        Very truly yours,



                                        HOUSLEY KANTARIAN & BRONSTEIN, P.C.

                                        /s/ Housley Kantarian & Bronstein, P.C.